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                   Amtech Systems, Inc. Acquires Manufacturer


         Tempe, AZ -- July 2, 1997 -- AMTECH SYSTEMS, INC. (NASDAQ:ASYS) ("Amtech") today announced that it has acquired substantially all of the assets, and assumed certain of the related liabilities (the "Acquisition"), of P.R. Hoffman Machine Products Corporation ("P.R. Hoffman"). In connection with the Acquisition, Amtech paid cash, issued unregistered shares of its common stock, assumed certain liabilities and has agreed to issue additional consideration subject to the future profits of P.R. Hoffman.

         P.R. Hoffman, headquartered in Carlisle, Pennsylvania, specializes in developing, manufacturing, and marketing double sided precision lapping and polishing machines for semiconductor silicon wafers and related products, including carriers, templates, and replacement parts. P.R. Hoffman services both the national and international high tech silicon wafer manufacturing markets. For the years ended December 31, 1996 and 1995, P.R. Hoffman had sales of $6.6 million and $4.9 million, respectively. Net income generated during the years ended December 31, 1996 and 1995 was $458,215 and $160,938, respectively.

         Mr. J.S. Whang, President and CEO of Amtech, stated that, "in keeping with our growth strategy, the acquisition of P. R. Hoffman will complement our existing business line and expand our overall market share. We expect the addition of P.R. Hoffman will result in increased profits through the synergies created by the addition of new product lines and the sale of P.R. Hoffman's products through Amtech's existing distribution channels. We welcome John Krieger, President of P.R. Hoffman, and his team to the Amtech family."

         Mr. John Krieger, President of P.R. Hoffman, added, "I believe this transaction creates exciting new opportunities. With Amtech's world-wide distribution channels and international presence, we will be able to move our existing products into new markets."

         Amtech manufactures capital equipment for use in the production of semiconductors, including the Tempress(R) Systems' horizontal diffusion furnace, ATMOCAN(R), an environmentally controlled wafer processing system, IBAL, modular robotic devices which automate the process of wafer loading and unloading, and load stations, which load Tempress(R) and other brands of furnaces.

         The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Amtech) contains statements that are forward-looking. Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management. Potential risks and uncertainties include, among other factors, general business conditions, competitive market conditions, success of Amtech's growth and sales strategies, and whether Amtech will be able to successfully
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131 South Clark  Tempe, Arizona 85121 (602) 967-5146 Fax:(602) 968-3763 (24 hr.)
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integrate the operations of P.R. Hoffman. For more information,  review Amtech's filings with the Securities and Exchange Commission, including, but not limited to, Amtech's annual report on Form 10-K and quarterly reports on Form 10-Q.


               CONTACT: AMTECH SYSTEMS, INC.
                        Robert T. Hass
                        Chief Financial Officer
                        (602) 967-5146